Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR (“Agreement”) is made and entered into this 1st day of January 2013 (“Effective Date”) by and between America Greener Technologies Corporation., an Arizona corporation (the “Company”) and Michael C. Boyko (“Independent Contractor”).

NOW THEREFORE, for valuable consideration receipt of which is hereby acknowledged, and in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.	Scope of Services. Subject to the terms and conditions of this Agreement, Independent Contractor shall provide the Contracted Services as requested by the Company subject to the terms and conditions of this Agreement, including section 11, hereunder.

2.	Compensation. As full consideration for the performance of the Contracted Services performed by Independent Contractor, the Company shall pay Independent Contractor at the rate of $10,000.00 per month.

3.	Travel. In the event Independent Contractor is required to travel for a particular matter or project for the Company, the Independent Contractor shall be reimbursed under an “Expenses” model. The Independent Contractor shall pay for travel expenses and then submit for reimbursement from the Company for actual travel costs proved by receipts.

4.	Invoices and Timing of Payments. Independent Contractor shall provide the Company with a monthly invoice detailing the charges for services performed by Independent Contractor. The Company shall pay the fees specified in Independent Contractor’s invoices by cash or check within twenty (20) days of the date each invoice is issued for the term of this Agreement. Checks should be made out to Michael Boyko.

5.	Liability for Taxes. Independent Contractor shall be liable for all taxes, excises, assessments and other charges levied by any government agency on the amounts paid to Independent Contractor and/or his or her employees hereunder.

6.	Location and Hours. Independent Contractor shall conduct all work from its desired location (unless travel is required) and shall set own hours and schedule.

7.	Direction and Instruction. Independent Contractor shall determine the best methodology to complete each required task and shall not by subject to direction and control by Company.

8.	Training Not Required. Independent Contractor needs no training by Company.

9.	Assignment within Independent Contractor. Independent Contractor is free to assign any particular matter to a partner, associate or employee of Independent Contractor as it deems best. Company may not require a particular partner, associate or employee of Independent Contractor to complete a certain task.
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10.	Reports. Independent Contractor shall not be required to submit regular oral or written reports to the Company.

11.	Tools, Materials and Equipment. Company shall not provide Independent Contractor with any tools, materials, or equipment.

12.	Benefits. Independent Contractor shall not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company. No workers’ compensation insurance shall be obtained by the Company covering Independent Contractor and/or its employees.

13.	Worker’s Compensation. If independent Contractor has employees, Independent Contractor represents and warrants to the Company that it has workers’ compensation insurance in amounts necessary to comply with all applicable laws.

14.	Relationship of the Parties/Independent Contractor. This Agreement is not intended to create, and shall not be construed to create a relationship of principal and agent, master and servant, employer and employee, joint venture, partnership, nor any other relationship other than that of independent contracting parties. Neither party shall have authority to make or imply any commitments that are binding upon the other party. Independent Contractor represents and warrants to the Company that it holds itself out as available to provide various services to other customers and businesses other than the Company and does, in fact, provide services for customers and businesses other than the Company. Independent Contractor and its employees shall be independent of the Company and shall at all times be free to exercise their independent business judgment. Neither Independent Contractor, nor its employees, are required to work exclusively for the Company. The Company shall judge Independent Contractor’s work based solely on whether Independent Contractor delivers the results desired by the Company. The Company shall not provide a performance evaluation to Independent Contractor, and Independent Contractor shall be free to achieve the Company’s desired results in whatever way Independent Contractor deems appropriate. The Company shall not dictate how Independent Contractor performs its work under this Agreement.

15.	Term. Either party may terminate this Agreement, without cause, upon thirty (30) days written notice to the other party.

16.	Authorization to Work. The Immigration Reform and Control Act of 1986 requires Independent Contractor to present appropriate documentation demonstrating Independent Contractor is authorized to work in the United States. The execution of this Agreement by the Company is contingent upon Independent Contractor presenting the required documentation.

17.	Standard of Conduct. In rendering services under this Agreement, Independent Contractor shall conform to the highest professional standards of work and business ethics and shall endeavor to respect the needs and expectations of clients and help foster and maintain healthy, loyal and mutually beneficial arrangements.

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11.	Confidentiality.

11.1.	“Confidential Information”. Confidential Information covered by this Agreement includes, but is not limited to, all trade secrets, technical, business, and financial information relating to the Company’s and its clients’ business models, business plans, processes, workflow, ideas, models, devices, plans, specifications, products, materials, computer programs, price lists, customer lists and financial performance. Confidential Information also includes all technical, business and financial information received from any third party who is not party to this Agreement under an obligation of confidentiality, and all information which a party should reasonably expect to be considered Confidential Information. Confidential Information further includes any information developed by Employee on behalf of the Company in connection with services rendered under this Agreement. Confidential Information shall not include information that Independent Contractor can demonstrate (i) has been previously disclosed to Independent Contractor by outside third parties who were not bound to maintain its confidentiality, (ii) is in, or becomes available in, the public domain (other than as a result of a disclosure by Independent Contractor in contravention of this Agreement), or (iii) is independently developed by Independent Contractor without reference to the Confidential Information.

11.2.	Independent Contractor agrees not to disclose to third parties any Confidential Information belonging to the Company or its clients without the prior written consent of the Company. In the event that Confidential Information is lost or misplaced, Independent Contractor shall immediately notify the Company of such loss or misplacement.

11.3.	All Confidential Information, whether or not formally marked or identified as such, is and shall remain the exclusive property of the Company or its clients. Independent Contractor shall take all reasonable steps and precautions to prevent unauthorized disclosure to any third party.

11.4.	Independent Contractor shall not use Confidential Information for any purpose other than to perform work for the Company or as the Company may otherwise direct. Independent Contractor may not sell, license, market or otherwise exploit any Confidential Information.

11.5.	Upon termination of this Agreement, or at the request of the Company, Independent Contractor shall return to the Company all tangible materials received pursuant to this Agreement that contain Confidential Information. Independent Contractor shall not retain any copies of the above-described materials, and will make reasonable efforts to ensure that their officers, agents and employees do not retain any such copies.
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12.	Property of America Greener Technologies Corporation. Independent Contractor agrees that all Confidential Information, as defined in Section 11.1, shall constitute the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the earlier request of the Company, Independent Contractor shall return to the Company all documents and tangible items, including samples, computer files, documents, and paper files provided to Independent Contractor or created by Independent Contractor in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof.

13.	Product Development by Independent Contractor. During the term of this Agreement, any product, process, or invention of any kind whatsoever developed by Independent Contractor, whether acting alone or in conjunction with others, which relates to the Covered Services or the Company’s operations, shall be the sole and exclusive property of the Company. Independent Contractor agrees that any contributions by Independent Contractor to any material which might be subject to copyright, trademark or patent related to the business of the Company or incorporated into any product, process, or invention of any kind whatsoever developed by Independent Contractor shall be considered work made-for-hire for the Company or its designee. To the extent that any such contributions or products, processes or inventions do not qualify as works made for hire under U.S. copyright law, this Agreement will constitute an irrevocable assignment by Independent Contractor to Company of the ownership of, and all intellectual property rights in, such contributions or such products, processes or inventions. Independent Contractor agrees to give the Company all assistance reasonably required to perfect such rights. Independent Contractor shall inform the Company of any product developments made or conceived by Independent Contractor which relate to the Covered Services or the Company’s operations and shall execute such documents as may be reasonably requested by the Company to evidence transfer of such property to the Company.

14.	Specific Performance. Independent Contractor acknowledges and agrees that irreparable injury to the Company may result if Independent Contractor breaches any covenant of Independent Contractor contained herein and that the remedy at law for the breach of any such covenant will be inadequate. Accordingly, if Independent Contractor engages in any act in violation of the provisions of this Agreement, the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of the Agreement.

15.	Compliance with Laws and Regulations. Independent Contractor shall at all times comply with all applicable laws, ordinances, statutes and rules, including those relating to wages, hours, fair employment practices, anti-discrimination and safety.

16.	General Conditions.

16.1	Binding Effect/Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns. This Agreement shall not be assignable by either party, without the express written consent of the other.
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16.2	Attorney’s Fees. In the event there is any dispute concerning the terms of this Agreement or the performance of any party hereto pursuant to the terms of this Agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, the prevailing party in such dispute shall be entitled to recover, in addition to any other remedy to which such party may be entitled to recover, all of its costs and attorney’s fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

16.3	Governing Law/Venue. This Agreement shall be construed in accordance with the laws of the State of Arizona. The venue for any lawsuit arising as a result of this Agreement shall be Phoenix, Arizona.

16.4	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which shall constitute one agreement.

16.5	Entire Agreement. Upon Independent Contractor’s signature, this will become a binding agreement with respect to the subject matter of this Agreement, superseding any oral or written proposals, statements, discussions or other agreements before or contemporaneous to this Agreement. Independent Contractor acknowledges that he or she has not been induced to enter into this Agreement by any oral or written representations or statements not expressly contained in the Agreement. This Agreement may be modified only by mutual agreement of the parties, provided that, before any modification shall be operative or valid, it must be reduced to writing and executed by both Independent Contractor and the Company.

17.	Waiver. The failure of any party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder for the future performance of any such term, covenant or condition.

18.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrase or to replace any invalid or unenforceable term or provision with a term or provision that is valid or enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be signed by their authorized signatories as of the Effective Date.

American Greener Technologies

By:	/s/ Michael C. Boyko

Its:		Its:

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